Exhibit 99.1

INTERNATIONAL PAPER PLAZA 6400 POPLAR AVENUE MEMPHIS, TN 38197

News Release

International Paper Completes Sale of 4.2 Million Acres of Forestland

to RMS for Approximately $5 Billion

MEMPHIS, Tenn.—Nov. 3, 2006—International Paper (NYSE: IP) has completed the previously announced sale of 4.2 million acres of forestland in the Southeastern U.S. and Michigan to an investor group led by Resource Management Service, LLC (RMS) for approximately $5 billion in cash and notes, subject to certain post-closing adjustments.

Together with the $1.13 billion sale to TimberStar Southwest completed earlier this week, 2006 fourth-quarter proceeds from these two forestland transactions total approximately $6.1 billion in cash and notes, and will result in an estimated special fourth-quarter pre-tax gain in excess of $4 billion. With the closing of this sale, proceeds from transformation-related forestland sales now total approximately $6.6 billion.

International Paper’s sale of the majority of its U.S. forestlands is part of the company’s transformation plan to improve returns and position the company for long-term success by focusing on uncoated papers and packaging businesses, exploring strategic options for other businesses, returning value to shareowners, strengthening the balance sheet, and strategically reinvesting in growing markets.

“I’m pleased that this milestone substantially completes the sale of our U.S. forestlands, which is a big step forward for International Paper’s transformation plan,” said IP Chairman and Chief Executive Officer John Faraci. “So far, we’ve received approximately $9.5 billion of the $9.7 billion in proceeds expected from sale agreements announced to date.

“We’ve returned approximately $1.4 billion to our shareowners through a share repurchase, and we’ve also begun the process of strengthening our balance sheet by repaying debt. We continue to improve results in our platform businesses, and we’ve announced plans for strategic, accretive reinvestments in China, Brazil and Russia, significantly strengthening our global positions in uncoated papers and packaging.”

The transaction with RMS was announced in April 2006, as part of International Paper’s sale of the majority of its U.S. forestlands. RMS led negotiations for the 4.2 million-acre purchase on behalf of an investor group comprising RMS, Atlanta-based Forest Investment Associates, Boston-based GMO Renewable Resources and other investors.

In connection with the transaction, the parties also entered into a 20-year fiber supply agreement for International Paper’s pulp and paper mills in the South, a 10-year fiber supply agreement on the Michigan forestlands to be assigned to IP’s former coated paper facilities in the region (now owned by Verso Paper), and a 10-year fiber supply agreement for IP’s wood products facilities, all at market prices. Under the terms of the agreement, the forestlands will continue to be managed and third-party certified under the requirements of the Sustainable Forestry Intitiative® Standard.

About Resource Management Service

Founded in 1950, RMS is an independent timberland investment management firm that manages forest investments in the U.S. South on behalf of private clients and institutional investors. RMS is based in Birmingham, Ala., with forestry offices across the South. www.resourcemgt.com

About International Paper

Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, South America and Asia. These businesses are complemented by an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

###

Contacts:

For International Paper: Media, Amy Sawyer, 901-419-4312; Investors, Brian McDonald, 901-419-4957

For Resource Management Service: Mary Kay Greer, 205-980-7304